CONGRESS FINANCIAL CORPORATION
                               Post Office Square
                                Boston, MA 02138



L.J. DelSignore
Northeast One Stop, Inc.
7 Latham Lane
Albany, New York

RE: Waiver Line of Credit Covenant

Dear Mr. DelSignore:

         This letter shall confirm that pursuant to the Loan Agreement between Congress Financial Corporation and Northeast One Stop, Inc. the borrowings from Congress are to be excluded from the calculation of Northeast One Stop's current liabilities and working capital under the terms and covenants of the agreement.


                                              Very truly yours,

                                          /s/ KATHLEEN J. MERRITT
                                          -----------------------------
                                              Kathleen J. Merritt